Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES STOCK REPURCHASE PLAN

Las Vegas, Nevada – May 21, 2010 – Full House Resorts (NYSE Amex US: FLL) announced today that its Board of Directors has authorized a program to repurchase up to $1,000,000 worth of shares of the Company’s common stock. These repurchases may be made in the open market or in privately negotiated transactions from time to time in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors. This plan expires on December 31, 2010, does not obligate the Company to acquire any particular amount of common stock and may be suspended at any time at the Company’s discretion.

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities. The Company owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game.  The casino has a bar, a fine dining restaurant and a coffee shop. Full House has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with 2,680 gaming devices, 78 table games and a 120-seat poker room.  For further information, go to www.FireKeepersCasino.com.  Full House also receives a guaranteed fee from the operation of Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Raceway and Casino has a total of approximately 2,100 gaming devices, a buffet, gourmet steakhouse, other food and beverage outlets and an entertainment lounge.  Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry.  Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.

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For further information, contact:

Mark Miller, Chief Operating and Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

Or

William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com